Exhibit 3.1

AMENDMENTS TO BYLAWS

OF RENTRAK CORPORATION
Adopted September 24, 2010

Sections 1.1, 2.2, 2.4, 3.5 and 4.1 through 4.6 of the 1995 Restated Bylaws (the "Bylaws") of Rentrak Corporation are amended to read in their entirety as follows:

            "Section 1.1      Principal Office.  The principal office of the corporation in the State of Oregon shall be located at  7700 NE Ambassador Place, Portland, Oregon 97220, or such other place as the Board of Directors may designate.  The corporation may have such other offices, within or without the State of Oregon, as the Board of Directors may designate or as the business of the corporation may require.

            Section 2.2       Special Meetings.  Unless otherwise prescribed by statute, special meetings of the shareholders may be called for any purpose or purposes by the Chief Executive Officer or the Board of Directors and shall be called by the Chief Executive Officer at the request of the holders of not less than 25 percent of all outstanding shares of the corporation entitled to vote at the meeting.  Only business within the purpose or purposes described in the notice required by Section 2.4 of these Bylaws may be conducted at a special meeting of shareholders.

            In order for a special meeting to be called upon shareholder request, one or more requests for a special meeting (each, a "Special Meeting Request") must be signed by Shareholders (as that term is defined in the Oregon Business Corporation Act) of the corporation (or their duly authorized agents) holding the requisite percentage of shares of the corporation and must be delivered to the Secretary at the principal executive offices of the corporation by registered mail, return receipt requested. Each Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on, (ii) bear the date of signature of each Shareholder (or duly authorized agent) signing the Special Meeting Request, (iii) set forth (A) the name and address of each Shareholder signing the Special Meeting Request (or on whose behalf the Special Meeting Request is signed) and (B) the number of shares of capital stock of the corporation that are owned of record or beneficially by each such Shareholder, (iv) include documentary evidence of each such Shareholder's record and beneficial ownership of such shares, (v) describe all arrangements or understandings between each such Shareholder and any other person or persons regarding the special meeting, (vi) set forth all information relating to each such Shareholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, and (vii) contain the information required by Section 2.12 of these Bylaws as though each such Shareholder was intending to make a nomination or to submit any other matter for action at an annual meeting of shareholders. Any requesting Shareholder may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the corporation.

            If a special meeting of shareholders is demanded by Shareholders as provided in this Section 2.2, notice of the meeting shall be given as directed by the Board of Directors not later than 30 days after sufficient unrevoked Special Meeting Requests are received and the meeting shall be held at the principal office of the corporation in the State of Oregon on the date and at the time designated by the Board of Directors that is not later than 60 days after notice is given.

            Section 2.4       Notice of Meeting.  Unless otherwise prescribed by statute, written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the Chief Executive Officer, the Secretary, or the officer or persons calling the meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock register of the corporation with postage prepaid.  If delivered by courier, such notice shall be effective upon receipt.  If sent by electronic transmission (not including voice mail), such notice shall be effective when electronically transmitted to the shareholder in a manner authorized in writing by the shareholder.

            Section 3.5       Notice of Meeting.  Oral or written notice of the date, time and place of any special meeting shall be given at least two (2) days prior to the meeting.  Notice may be delivered in person, by telephone, e-mail, fax, or other form of wire or wireless communication, or by mail or private carrier.  Such notice shall be deemed effective at the earlier of (a) receipt and (b) when mailed, if mailed with postage prepaid and correctly addressed.  Oral notice is effective when communicated.  Any director may waive notice of any meeting.  The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

            Section 4.1       Number.  The officers of the corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents (the number to be determined by the Board of Directors), a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors.  Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors.  The Board of Directors, in its discretion, may also elect a Chairman of the Board and a Vice Chairman of the Board from among the members of the Board of Directors, each of whom shall not be deemed an officer of the corporation unless so designated by the Board of Directors.  Any two or more offices may be held by the same person.

            Section 4.2       Election and Term of Office.  The officers of the corporation to be elected by the Board of Directors, as well as the Chairman of the Board and the Vice Chairman of the Board, if any, shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders.  If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient.  Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign or shall have been removed in the manner provided in Section 4.3 of this Article 4.

            Section 4.3       Removal.  Any officer or agent, including the Chairman of the Board and the Vice Chairman of the Board, if any, may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an officer or agent shall not of itself create contract rights.

            Section 4.4       Vacancies.  A vacancy in any office or position because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors for the unexpired portion of the term.

            Section 4.5       Chairman and Vice Chairman of the Board of Directors.  The Chairman of the Board, if any, or, in the Chairman's absence, the Vice Chairman of the Board, if any, shall be a director and shall preside at all meetings of the Board of Directors and of the shareholders at which he or she is present, and shall perform any other duties assigned by the Board of Directors from time to time.

            Section 4.6       Chief Executive Officer.  The Chief Executive Officer shall be the principal officer of the corporation and, subject to the control of the Board of Directors, shall supervise and control all of the business and affairs of the corporation.  The Chief Executive Officer may sign, with the Secretary, Assistant Secretary or any other proper officer of the corporation so authorized by the Board of Directors, certificates for shares of the corporation, and any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution of any of the same shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed.  If no Chairman of the Board is elected by the Board of Directors, the Chief Executive Officer will preside at all meetings of the shareholders, and of the Board of Directors if he or she is a member of the Board.  The Chief Executive Officer shall exercise the executive powers normally associated with such office and shall perform such other duties as the Board of Directors may from time to time designate."

            Sections 2.3.1 and 3.2.1 of the Bylaws are deleted in their entirety.

            Section 2.12 is added at the end of Article II of the Bylaws to read in its entirety as follows:

            "Section 2.12.   Advance Notice by Shareholders of Nominations and Proposals of Business.

      (a)        Nominations of persons for election to the Board of Directors and proposals of business to be transacted by the shareholders may be made at an annual meeting of shareholders, (or in the case of election of directors, at a special meeting of shareholders held in lieu of an annual meeting under Section 2.1 of these bylaws) (1) pursuant to the corporation's proxy materials with respect to such meeting, (2) by or at the direction of the Board of Directors or (3) by any Shareholder at the time of the giving of the notice required in subsection (b), who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.12.  The foregoing clause (3) shall be the exclusive means for a shareholder to make nominations or propose business (other than matters included in the corporation's proxy materials pursuant to Rule 14a-8 or Rule 14a-11 under the Exchange Act) at an annual meeting of shareholders.

    (b)        In order to assure that shareholders and the corporation have a reasonable opportunity to consider nominations and other business proposed to be brought before a meeting of shareholders and to allow for full information to be distributed to shareholders, a Shareholder properly may bring nominations or other business before an annual meeting of shareholders pursuant to clause (3) of the foregoing paragraph, only if (i) the Shareholder has given timely notice thereof in writing to the Secretary of the corporation, and (ii) any such business is a proper matter for shareholder action under the Oregon Business Corporation Act. To be timely, a Shareholder's notice shall be received by the Secretary at the principal executive offices of the corporation not less than 90 or more than 120 days prior to the one-year anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting of shareholders; provided, however, that, subject to the last sentence of this subsection (b), if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, or if no annual meeting was held in the preceding year, notice by the Shareholder to be timely must be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period for the giving of a Shareholder's notice.

      (c)        Such Shareholder's notice shall set forth:

                  i.          if such notice pertains to the nomination of directors, as to each person whom the Shareholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, and such person's written consent to serve as a director if elected;

                  ii.          as to any business that the Shareholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest of such Shareholder in such business; and

                  iii.         as to (A) the Shareholder giving the notice and (B) each beneficial owner of shares of the corporation on whose behalf the nomination or proposal is made (each, a "party"):

                              (1)        the name and address of each such party;

                              (2)        (A) the number of shares of the corporation that are owned, directly or indirectly, beneficially and of record by each such party, (B) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares, regardless of whether settled in shares or cash) that has been entered into as of the date of the Shareholder's notice by, or on behalf of, such Shareholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of the corporation's capital stock, or increase or decrease the voting power of the Shareholder or beneficial owner with respect to shares of stock of the corporation, including the notional number of shares that are the subject of such agreement, arrangement or understanding, (C) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which any such party has a right to vote, directly or indirectly, any shares of the corporation, (D) a description of any agreement, arrangement or understanding (whether or not in writing) between or among such Shareholder or beneficial owner and any other person relating to acquiring, holding, voting or disposing of any shares of the corporation, including the number of shares that are the subject of such agreement, arrangement or understanding, (which information shall be supplemented by such Shareholder or such beneficial owner, as the case may be, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date); and

                              (3)        any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

      (d)        Except as provided in Section 2.12(g) below, a person shall not be eligible for election or re-election as a director at an annual meeting unless (i) the person is nominated by a Shareholder in accordance with this Section 2.12 or (ii) the person is nominated by or at the direction of the Board of Directors. Except as provided in Section 2.12(g) below, only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12.  The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for shareholder action at the meeting and shall be disregarded.  Notwithstanding the foregoing provisions of this Section 2.12, if the Shareholder (or a qualified representative of the Shareholder) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of shareholders of the corporation to present such nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

      (e)        For purposes of this Section 2.12, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

      (f)         Notwithstanding the foregoing provisions of this Section 2.12, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.12.

      (g)        Nothing in this Section 2.12 shall be deemed to affect any rights of shareholders to request (i) inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) inclusion of nominees in the corporation's proxy statement pursuant to Rule 14a-11 under the Exchange Act.  Subject to Rule 14a-8 and Rule 14a-11 under the Exchange Act, nothing in these Bylaws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the corporation's proxy statement any nomination of a director or directors or any other business proposal."